FRESH DEL MONTE PRODUCE INC.
2022 OMNIBUS SHARE INCENTIVE PLAN
1.Purpose of the Plan
This Fresh Del Monte Produce Inc. 2022 Omnibus Share Incentive Plan is intended to promote the interests of the Fresh Del Monte Produce Inc. (“FDMP”) by providing the employees, non-employee directors and consultants of FDMP and its Subsidiaries (collectively, the “Company”) with incentives and rewards to encourage them to continue with the Company and to attract personnel with experience and ability to the Company. The Plan replaces and supersedes the Fresh Del Monte Produce Inc. 2014 Omnibus Share Incentive Plan.
2.Definitions
As used in the Plan, the following definitions apply to the terms indicated below:
(a)“Award” shall mean a grant of an Option, Restricted Share, Restricted Stock Unit, Performance Award or Other Stock-Based Award.
(b)“Award Agreement” shall mean an agreement, in a form approved by the Committee from time to time, including, without limitation, written or electronic, entered into by a Participant (as defined below) and the Company, evidencing the grant of an Award under the Plan.
(c)“Board” shall mean the Board of Directors of FDMP or any committee appointed by the Board of Directors of FDMP to the extent any or all of the powers of the Board hereunder are delegated to such committee.
(d)“Cause” shall (i) have the meaning set forth in an Award Agreement or in an individual employment agreement between the Participant and the Company, if any or (ii) if there is no definition set forth in an Award Agreement or applicable employment agreement, means: (A) the material failure by the Participant to perform, in a reasonable manner, his or her duties as assigned by FDMP or any Subsidiary (or any successor company); (B) any material violation or material breach by the Participant of his or her employment agreement, consulting or other similar agreement with FDMP or any Subsidiary (or successor company), if any; (C) any material violation or material breach by the Participant of any non-competition, non-solicitation, non-disclosure and/or other similar agreement with FDMP or any Subsidiary (or successor company); (D) any material violation or material breach by the Participant of the Company’s Code of Conduct or any other Company (or successor company) policy; (E) any act by the Participant of material dishonesty or fraud that injures the reputation or business of the Company (or successor company); or (F) the conviction of or entry of a plea of guilty or nolo contender to a felony or a crime involving moral turpitude.
The good faith determination by the Committee of whether the Participant’s employment or service was terminated for “Cause” shall be final and binding for all purposes hereunder. “Cause,” when used in connection with the termination of a Participant’s membership on the Board of Directors of FDMP, shall mean removal for cause in accordance with applicable law or otherwise in accordance with the provisions contained in the Articles of Association of FDMP.
(e)“Change of Control” shall mean the occurrence of one or more of the following events:
(i)any individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof (a “Person”) or “group” of Persons (as defined in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of fifty percent

(50%) or more of the combined voting power of our outstanding voting securities ordinarily having the right to vote for the election of our (the “Voting Shares”); provided, however, that the following acquisitions shall not constitute a Change of Control:
A.any acquisition by the members of the Abu-Ghazaleh family, or any entities controlled by such members or any Affiliates of such entities;
B.any acquisition by any of our employee benefit plans; or
C.any acquisition of Voting Securities directly from us;

(ii)there is a change in the composition of the Board over a period of twenty four (24) consecutive months (or less) such that a majority of the Board members (rounded up to the nearest whole number) ceases to be comprised of individuals who either (i) have been Board members continuously since the beginning of such period or (ii) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (i) who were (x) still in office at the time such election or nomination was approved by the Board and (y) not initially (a) appointed or elected to office as a result of either an actual or threatened election and/or proxy contest by or on behalf of a Person other than the Board, or (b) designated by a Person who has entered into an agreement with the Company to effect a transaction described in (i) above or (iii) or (iv) below;
(iii)the consummation of a merger or consolidation of the Company with any other corporation (or other entity), other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires more than 25% of the combined voting power of the Company's then outstanding securities shall not constitute a Change in Control;
(iv)the consummation of a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or
(v)the complete liquidation of the Company.
The term "Change in Control" shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company. Solely with respect to any Award that constitutes "deferred compensation" subject to Section 409A of the Code and that is payable on account of a Change in Control (including any installments or stream of payments that are accelerated on account of a Change in Control), a Change in Control shall occur only if such event also constitutes a "change in the ownership", "change in effective control", and/or a "change in the ownership of a substantial portion of assets" of the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5), but only to the extent necessary to establish a time or form of payment that complies with Section 409A of the Code, without altering the definition of Change in Control for purposes of determining whether a Participant's rights to such Award become vested or otherwise unconditional upon the Change in Control.

For purposes of this Section 2(d), “Affiliate” shall mean, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” or “controlled” have meanings correlative of the foregoing.
(f) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time. References to the Code shall include the valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder.
(g)“Committee” shall mean the Compensation Committee of the Board. For purposes of Awards to Participants who are subject to Section 16 of the Exchange Act, Committee means all of the members of the Committee who are “non-employee directors” within the meaning of Rule 16b-3 adopted under the Exchange Act.
(h)“Company” shall mean FDMP and its Subsidiaries.
(i)“Disability” shall mean a physical or mental condition entitling a Participant to benefits under the long-term disability policy maintained by the Company and applicable to him. A Participant’s employment shall be deemed to have terminated as a result of Disability on the date as of which he is first entitled to receive disability benefits under such policy. With respect to any Participant who is a non-employee director of FDMP, “Disability,” when used in connection with the termination of a Participant’s membership on the Board, shall mean removal for disability in accordance with applicable law or otherwise in accordance with the provisions contained in the Articles of Association of FDMP.
(j)“Eligible Person” shall mean any individual who is either: (i) an officer (whether or not a director) or employee of the Company or any Designated Affiliate; (ii) a director or manager of the Company; or (iii) an individual consultant or advisor who renders or has rendered bona fide services to the Company or one of its Designated Affiliates and who is selected to participate in this Plan by the Committee; provided, however, that an individual who is otherwise an Eligible Individual under clause (iii) above may participate in this Plan only if such participation would not adversely affect either FDMP’s eligibility to use Form S-8 to register under the Securities Act, the offering and sale of shares issuable under this Plan by the Company or the Company’s compliance with any other Applicable Laws. For purposes of this definition, a “Designated Affiliate” is an Affiliate of the Company that the Committee has so designated.
(k)“Effective Date” means the date on which this Plan is approved by shareholders of the Company eligible to vote in the election of directors, by a vote sufficient to meet the requirements of Section 422 of the Code, Rule 16b-3 under the Exchange Act (if applicable), applicable requirements under the rules of any securities exchange or automated quotation system on which the Ordinary Shares may be listed or quoted, and any other laws, regulations and obligations of the Company applicable to the Plan.
(l)“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
(m)“Exercise Price” shall mean the amount established by the Board in accordance with Section 7.2 which is required to purchase each Ordinary Share upon exercise of an Option.
(n)“Fair Market Value” shall mean, as of any date, (i) the closing sales price on such day of an Ordinary Share as reported on the principal securities exchange on which Ordinary Shares are then listed or admitted to trading; or (ii) if not so reported, the average of the closing bid and ask prices on such day as reported on the National Association of Securities Dealers Automated Quotation System; or (iii) if not so reported, as furnished by any member of the National Association of Securities Dealers, Inc. selected by the Board. The Fair Market Value of an Ordinary Share as of any such date on which the applicable exchange or inter-dealer quotation system through which trading in the Ordinary Shares regularly occurs is closed shall be the Fair Market Value determined pursuant to the preceding sentence as of the immediately preceding date on which such exchange or system is open for trading. In the event that the price of an Ordinary Share shall not be so reported or furnished, the Fair Market Value shall be determined by the Board in good faith.
(o)“ISO” shall mean an Option that is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.
(p)“Non-Qualified Stock Option” shall mean an Option that is not intended to be an “incentive stock option” as that term is described in Section 422(b) of the Code.
(q)“Option” shall mean a right that entitles the Participant to purchase Ordinary Shares at an Exercise Price established by the Committee. and may be either an ISO or a Non-Qualified Stock Option.
(r)“Ordinary Shares” shall mean the Ordinary Shares of FDMP, $.01 par value per share.
(s)“Other Stock-Based Awards” shall mean an Award granted in accordance with Section 9.
(t)“Performance Award” shall mean an Award made subject to the attainment of Performance Goals in accordance with Section 10 over a performance period of at least one (1) year.
(u)“Period of Restriction” shall mean the period Restricted Stock, Restricted Stock Units or Other Stock-Based Awards are subject to a substantial risk of forfeiture and are not transferable.
(v)“Prior Plan” shall mean each of the Fresh Del Monte Produce Inc. 2014 Omnibus Share Incentive Plan.
(w)“Prior Plan Award” shall mean any award or benefit granted under a Prior Plan, including, without limitation, the grant of any cash or equity-based awards with rights similar to an Award granted hereunder, that is outstanding as of the Effective Date.
(x)“Restricted Shares” shall mean Ordinary Shares subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals relating to the completion of service by the Participant or achievement of performance or other objective, as determined by the Committee, in connection with Awards granted under Section 8.
(y)“Restricted Stock Unit” means a unit representing the right to receive Ordinary Shares or the value thereof in the future subject to restrictions imposed in connection with Awards granted under Section 8.
(z)“Subsidiary” means any company during any period in which it is a “subsidiary corporation” (as that term is defined in Section 424(f) of the Code) with respect to the Company.
(aa)“Substitute Award” shall mean any Award granted or Ordinary Shares issued in assumption of, or in substitution or exchange for, an award previously granted or the right or obligation to make future awards, by a company acquired by FDMP or any Subsidiary or with which FDMP or any Subsidiary combines.

(z)    “Transfer” shall mean any transfer, sale, assignment, gift, testamentary transfer, pledge, hypothecation or other disposition of any interest. “Transferee,” “Transferor” and “Transferable” shall have correlative meanings.
3.Effective Date of Plan; Term of Plan. The Plan shall become effective upon approval of the Plan by the Company shareholders at the Company’s Annual Meeting in 2022 (“Effective Date”) and shall remain in effect as long as any Awards under it are outstanding; provided, however, that no Awards may be granted under the Plan after the tenth anniversary of the Effective Date.
4.Shares Subject to the Plan.
4.1The Ordinary Shares with respect to which Awards may be made under the Plan shall be shares currently authorized but unissued or currently held or subsequently acquired by the Company as treasury shares, including shares purchased in the open market or in private transactions.
4.2Subject to the following provisions of this Section 4, the maximum number of Ordinary Shares that may be delivered to Participants and their beneficiaries under the Plan shall be equal to the sum of: (i) 2.8 million Ordinary Shares; plus (ii) any Ordinary Shares remaining available for future awards under a Prior Plan on the Effective Date; plus (iii) any Ordinary Shares with respect to Awards and Prior Plan Awards that are forfeited, canceled, expire unexercised, or are settled in cash following the Effective Date. Upon shareholder approval of the Plan, no further awards will be made under any Prior Plans.
4.3To the extent provided by the Committee, any Award may be settled in cash rather than Ordinary Shares. Notwithstanding any provision of the Plan to the contrary, none of the following Ordinary Shares shall be available again for delivery under the Plan: (i) any Ordinary Shares with respect to Awards or Prior Plan Awards that are withheld or tendered (by actual delivery or by attestation) to the Company or not issued to the Participant, in either case, to satisfy the applicable tax withholding obligation or in payment of the exercise price of such Award or Prior Plan Award, or (ii) any Ordinary Shares repurchased by the Company on the open market with the proceeds of an Award or Prior Plan Award paid to the Company by or on behalf of the Participant.
4.4 The full number of Ordinary Shares with respect to which an Option is granted shall count against the aggregate number of shares available for grant under the Plan. Accordingly, if in accordance with the terms of the Plan, a Participant pays the Exercise Price for an Option by either tendering previously owned shares or having the Company withhold shares, then such shares surrendered to pay the Exercise Price shall continue to count against the aggregate number of shares available for grant under the Plan. In addition, if in accordance with the terms of the Plan, a Participant satisfies any tax withholding requirement with respect to any taxable event arising as a result of this Plan by either tendering previously owned shares or having the Company withhold shares, then such shares surrendered to satisfy such tax withholding requirements shall continue to count against the aggregate number of shares available for grant under the Plan.
4.5For the avoidance of doubt, the full number of Ordinary Shares with respect to an Award or Prior Plan Award originally granted (rather than the net number of Ordinary Shares actually delivered) shall count against the maximum number of Ordinary Shares available for delivery pursuant to Awards granted under the Plan. Upon exercise of a stock-settled SAR, each such stock-settled SAR originally granted shall be counted as one Ordinary Share against the maximum aggregate number of Ordinary Shares that may be delivered pursuant to Awards granted under the Plan as provided in Section 4.2, regardless of the number of Ordinary Shares actually delivered upon settlement of such stock-settled SAR.
4.6Subject to Section 4.9, the following additional maximums are imposed under the Plan.

(i)The maximum number of Ordinary Shares that may be issued as a result of the exercise of Options intended to be ISOs shall be 2,000,000.
(ii)With respect to Awards that are designated as Performance Awards:
(A)in the case of such Awards that are settled in Ordinary Shares, no more than 500,000 Ordinary Shares may be subject to such Awards granted to any one Participant with respect to any one fiscal-year Performance Period (multiplied by the number of complete fiscal year Performance Periods (and fractions thereof) over which the Performance Goals are measured if based upon satisfaction of Performance Goals measured over a Performance Period of more than one fiscal year);
(B)in the case of such Awards that are settled in cash based on the Fair Market Value of an Ordinary Share, the maximum aggregate amount of cash that may be paid pursuant to such Awards granted to any one Participant with respect to any one fiscal-year Performance Period shall be equal to 500,000 Ordinary Shares multiplied by the per share Fair Market Value as of the relevant vesting, payment or settlement date (multiplied by the number of complete fiscal year Performance Periods (and fractions thereof) over which the Performance Goals are measured if based upon satisfaction of Performance Goals measured over a Performance Period of more than one fiscal year); and
(C)in the case of all such Awards other than those described in clauses (A) and (B), the maximum aggregate amount of cash and other property (valued at its Fair Market Value) other than Ordinary Shares that may be paid or delivered pursuant to such Awards granted to any one Participant in any one fiscal-year Performance Period shall be equal to $10,000,000 (multiplied by the number of complete fiscal year Performance Periods (and fractions thereof) over which the Performance Goals are measured if based upon satisfaction of Performance Goals measured over a Performance Period of more than one fiscal year).
4.7 With respect to Awards granted to Independent Directors, (A) in the case of such Awards that are settled in Ordinary Shares, no more than 100,000 Ordinary Shares may be subject to such Awards granted to any one Independent Director in any fiscal year, (B) in the case of such Awards that are settled in cash based on the Fair Market Value of an Ordinary Shares, the maximum aggregate amount of cash that may be paid pursuant to such Awards granted to any one Independent Director in any fiscal year shall be equal to 100,000 Ordinary Shares multiplied by the per share Fair Market Value as of the relevant vesting, payment or settlement date, and (C) in the case of all Awards other than those described in clauses (A) and (B), the maximum aggregate amount of cash and other property (valued at its Fair Market Value) other than Ordinary Shares that may be paid or delivered pursuant to such Awards to any one Independent Director in any fiscal year shall be equal to $500,000.
4.8Substitute Awards shall not reduce the Ordinary Shares authorized for grant under the Plan or authorized for grant to a Participant in any period. Additionally, in the event that a company acquired by FDMP or any Subsidiary, or with which FDMP or any Subsidiary combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the Ordinary Shares available for delivery pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Ordinary Shares authorized for delivery under the Plan; provided that Awards using such available Ordinary Shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employees, officers, or members of the board of directors of FDMP or any Subsidiary, or consultants or other persons providing services to the Company, prior to such acquisition or combination.
4.9In the event of any equity restructuring, such as a stock dividend, stock split, spin-off, reverse stock split, split-up, rights offering, recapitalization or non-recurring cash dividend or other distribution (whether in the form of Ordinary Shares, other securities or other property), the Committee shall adjust each Award, in such manner as the Committee shall determine, to prevent dilution or enlargement of the rights of the holders with respect to outstanding awards. In addition, in the event of any merger, consolidation, combination, exchange of shares or other similar corporate transaction (including any Change of Control), the Committee may make other adjustments to outstanding Awards (and to any limitations on the number or kind of Awards that may be granted under the Plan in the future) to preserve the benefits or potential benefits of the Awards. Action by the Committee pursuant to this Section 4.9 may include, to the extent that the Committee determines to be appropriate: (i) adjustment to the number or kind of shares which may be delivered under the Plan, including but not limited to, increases in the limitations set forth in Section 4.2, Sections 4.6(i) and (ii) and Section 4.7 above; (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the Exercise Price of outstanding Options and SARs; and (iv) any other adjustments that the Committee determines to be equitable or appropriate, including but not limited to, (A) a cash payment to the holder of an outstanding Award in consideration for the cancelation of such Award, including, in the case of an outstanding Option or SAR, a cash payment to the holder of such Option or SAR in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the Ordinary Shares subject to such Option or SAR over the aggregate Exercise Price of such Option or SAR and (B) cancel and terminate any Option or SAR having a per share Exercise Price equal to, or in excess of, the Fair Market Value of an Ordinary Share subject to such Option or SAR without any payment or consideration therefor.
4.10General Restrictions. Delivery of Ordinary Shares or other amounts under the Plan shall be subject to the following:
(i)Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any Ordinary Shares under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933, as amended), and the applicable requirements of any securities exchange or similar entity.
(ii)To the extent that the Plan provides for issuance of stock certificates to reflect the issuance of Ordinary Shares, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any securities exchange.
4.11Grant and Use of Awards. In the discretion of the Committee, a Participant may be granted any Award permitted under the provisions of the Plan, and more than one Award may be granted to a Participant. Awards may be granted as alternatives to or replacement of awards granted or outstanding under the Plan, or any other plan or arrangement of the Company (including a plan or arrangement of a business or entity, all or a portion of which is acquired by the Company). Subject to the overall limitation on the number of Ordinary Shares that may be delivered under the Plan, the Committee may use available Ordinary Shares as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company, including the plans and arrangements of the Company assumed in business combinations.
5.Administration of the Plan

5.1General. The Plan shall be administered by the Committee and the Committee shall have exclusive and final authority in each determination, interpretation or other action affecting the Plan and its Participants. The Committee shall have the final discretionary authority to interpret the Plan, to establish and modify administrative rules for the Plan, to impose such conditions and restrictions on Awards as it determines appropriate, and to make all factual determinations with respect to and take such steps in connection with the Plan and Awards granted hereunder as it may deem necessary or advisable. The Committee shall be selected by the Board, and shall be comprised solely of two or more members of the Board, each of whom, to the extent required under applicable laws and rules, shall be (i) “independent”, within the meaning of the rules of the New York Stock Exchange or, if the Ordinary Shares are not listed for trading on the New York Stock Exchange, under the rules of the applicable securities exchange on which the shares are listed or quoted and (ii) a “Non-Employee Director”, within the meaning of Rule 16b-3 as promulgated and interpreted by the Securities and Exchange Commission under the Exchange Act (each an “Independent Director”). If the Committee does not exist, or for any other reason determined by the Board, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee; provided, however, that in that event, any such action taken by the Board shall require the approval of at least a majority of the Independent Directors.
5.2Powers of Committee. The Committee’s administration of the Plan shall be subject to the following:
(i)Subject to the provisions of the Plan and applicable law, and in addition to the other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have sole and plenary authority to administer the Plan, including the authority to:
(A)select from among the Eligible Persons those persons who shall receive Awards;
(B)determine the time or times of receipt of any Award;
(C)determine the types of Awards and the number of shares or dollar value covered by the Awards;
(D)establish the terms, conditions, performance and vesting criteria, restrictions, terms of exercise and settlement and other provisions of the Awards, provided, however, that in no case will the vesting of any Option or the Period of Restriction for any Award be less than one year;
(E)amend the terms of any outstanding Award granted under the Plan or accelerate the time or times at which such Award may become nontransferable, exercisable and/or settled, in whole in part; provided that, except as otherwise provided in Section 4.9, no such amendment shall reduce the Exercise Price of outstanding Options or the grant price of outstanding SARs without the approval of the stockholders of the Company and no amendment may reduce the vesting of any Option or the Period of Restriction of any Award to less than one year;
(F)interpret, administer, reconcile any inconsistency in, correct any default in and/or supply any omission in, the Plan and any instrument or agreement relating to, or Award made under, the Plan; and
(G)grant a replacement Award for an Award previously granted under the Plan if, in its sole discretion, the Committee determines that (x) the tax consequences of such Award to the Company or the Participant differ from those consequences that were expected to occur on the date the Award was granted or (y) clarifications or interpretations of, or changes to, tax law or regulations permit Awards to be granted that have more favorable tax consequences than initially anticipated and (vii) subject to the restrictions imposed by Section 20, to cancel or suspend Awards.
(ii)The Committee shall have the authority to adopt such modifications, procedures and subplans as may be necessary or desirable to comply with provisions of the laws of any countries in which the Company may operate to ensure the viability of the benefits from Awards granted to Participants employed or providing services in such countries, to meet the requirements of local laws that permit the Plan to operate in a qualified or tax-efficient manner, to comply with applicable foreign laws and to meet the objectives of the Plan; provided, however, that no such action taken pursuant to this Section 5.2(ii) shall result in a “material revision” of the Plan under applicable securities exchange governance rules.
(iii)The Committee will have full and complete authority and discretion to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any Award Agreement made pursuant to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan; it being the intention of the Plan that the Committee have the utmost authority and discretion permitted by law in making decisions and performing its other functions under the Plan.
(iv)Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding on all persons.
(v)In controlling and managing the operation and administration of the Plan, the Committee shall take action in a manner that conforms to the Articles of Incorporation and By-laws of the Company, and applicable state corporate law.
5.3Delegation by the Committee.
(i)Except to the extent prohibited by applicable law or the applicable rules of a securities exchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it, including a subcommittee consisting of one or more members of the Board or officers or employees of the Company to grant Awards to persons who are not “officers” of the Company (within the meaning of Rule 16a-1 under the Exchange Act) or Independent Directors, subject to such restrictions and limitations as the Committee may specify and to the requirements of the Florida Business Corporation Act. The acts of any such delegates shall be treated hereunder as acts of the Committee and such delegates shall report regularly to the Committee regarding the delegated duties and responsibilities and any Awards so granted.
(ii)The Committee may also delegate the administration of the Plan to one or more officers or employees of the Company, and such administrator(s) may have the authority to administer the Plan, including to: (i) execute and distribute Award Agreements, (ii) maintain records relating to Awards, (iii) process or oversee the issuance of Ordinary Shares under Awards, (iv) interpret and administer the terms of Awards, and (v) take such other actions as may be necessary or appropriate for the administration of the Plan and of Awards under the Plan. In no event shall any such administrator be authorized to (A) grant Awards under the Plan (except in connection with any delegation made by the Committee pursuant to Section 5.3(i)), (B) take any action with respect to Awards held by “officers” of the Company (within the meaning of Rule 16a-1 under the Exchange Act) or Independent Directors, (C) take any action inconsistent with Section 409A of the Code, or (D) take any action inconsistent with applicable provisions of the Florida Business Corporation Act. Any action by any such administrator within the scope of its delegation shall be deemed for all purposes to have been taken by the Committee and, except as otherwise specifically provided, references in this Plan to the Committee shall include any such administrator.
(iii)Any of the allocations or delegations described in this Section 5.3 may be revoked by the Committee at any time. In the event of any delegations described in this Section 5.3, the term “Committee”, as used herein, shall include any persons so delegated to the extent of such delegation.
5.4Awards to Independent Directors. Notwithstanding anything to the contrary contained herein, the Board may, in its sole discretion, at any time and from time to time, grant Awards to Independent Directors or administer the Plan with respect to such Awards. In any such case, the Board shall have all the authority and responsibility granted to the Committee herein.
5.5Information to be Furnished to Committee. The Company shall furnish the Committee with such data and information as it determines may be required for it to discharge its duties. The records of the Company as to an employee’s or Participant’s employment, termination of employment, leave of absence, reemployment and compensation shall be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.
5.6Limitation of Liability. The Committee, each member thereof, and any other person acting pursuant to authority delegated by the Committee shall be entitled, in good faith, to rely or act upon any report or other information furnished by any officer or employee of the Company, the Company’s independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the Committee or any other person acting pursuant to authority delegated by the Committee, and any officer or employee of the Company acting at the direction or on behalf of the Committee or other delegee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.
5.7Indemnification. Each person who is or shall have been a member of the Board or the Committee, or an officer or employee of the Company to whom authority was delegated in accordance with the Plan, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such individual in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf; provided, however, that the foregoing indemnification shall not apply to any loss, cost, liability, or expense that is a result of his or her own willful misconduct. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Association or its ‘Memorandum of Association,’ conferred in a separate agreement with the Company, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.
6.Eligibility. Subject to the terms and conditions of the Plan, the Committee shall determine and designate, from time to time, from among the Eligible Persons, those persons who will be granted one or more Awards under the Plan, and thereby become “Participants” in the Plan.
7.Share Option Grants. The Board, upon the recommendation and approval of the Committee and subject to the provisions of the Plan, may grant to any Participant, Options with respect to the total number of Ordinary Shares authorized under the Plan. Each Option granted pursuant to the Plan shall be evidenced by an agreement in such form as the Board shall from time to time approve. Options shall comply with and be subject to the following terms and conditions:
7.1Types of Options. All Options shall be clearly identified in the agreement evidencing their grant either as Non-Qualified Stock Options or as ISOs.
7.2Exercise Price. The “Exercise Price” of each Ordinary Share purchasable under an Option and each SAR shall be determined by the Committee, provided that such Exercise Price shall not be less than one hundred percent (100%) of the Fair Market Value of an Ordinary Share on the date of grant of the Option or SAR and shall not, in any event, be less than the par value of an Ordinary Share on the date of grant of the Option or SAR. If an Eligible Person owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) more than ten percent (10%) of the combined voting power of all classes of stock of the Company (or any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively) and an ISO is granted to such person, the Exercise Price of such ISO (to the extent required by the Code at the time of grant) shall be no less than one hundred and ten percent (110%) of the Fair Market Value of an Ordinary Share on the date that the ISO is granted.
7.3Exercise/ Minimum Vesting
(i)Except as set forth in Section 7.3(ii) below, each Option and SAR shall become exercisable in accordance with such terms and conditions and during such periods as may be established by the Committee, but in no event shall the Option or SAR remain exercisable after the seven-year anniversary of the date of grant; provided, however, that if an Eligible Person owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) more than ten percent (10%) of the combined voting power of all classes of stock of the Company (or any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively) and an ISO is granted to such person, then in no event shall the ISO remain exercisable after the five-year anniversary of the date of grant.
(ii)Except (i) upon a termination of employment, (ii) pursuant to Section 13, in the event of a Participant’s termination without Cause during the twenty-four month period following the occurrence of a Change in Control, an Option (excluding, for this purpose, any Substitute Award) granted under the Plan shall have a minimum period of vesting of one year, except that the Committee will be entitled to make grants of any kind of Award under the Plan without regard to the minimum vesting condition in an aggregate amount not to exceed 5% of the maximum number of Shares authorized for issuance under the Plan.
(iii)For the avoidance of doubt, the minimum Period of Restriction does not apply to the Committee’s discretion to provide for accelerated exercisability or vesting of any Award upon the death or disability of a Participant in accordance with the terms of the Plan or the Award Agreement. In addition, the minimum vesting period shall be deemed satisfied with respect to any Award of an Option granted to a non-employee director if such Award vests on the earlier of the one-year anniversary of the date of grant and the next annual shareholder meeting.
7.4Payment of Option Exercise Price. The payment of the Exercise Price of an Option granted under this Section 7 shall be subject to the following:
(i)Subject to the following provisions of this Section 7.4, the full Exercise Price for Ordinary Shares purchased upon the exercise of any Option shall be paid at the time of such exercise (except that, in the case of an exercise arrangement described in Section 7.5, payment may be made as soon as practicable after the exercise).
(ii)The Exercise Price shall be payable in cash or, in the discretion of the Committee, either by tendering Ordinary Shares (by actual delivery of shares or by attestation), or by the withholding of Ordinary Shares that otherwise would have been delivered as a result of the exercise of the Option, in each case valued at Fair Market Value as of the day of exercise, or in any combination thereof, as determined by the Committee.
7.5The Committee may permit a Participant to elect to pay the Exercise Price upon the exercise of an Option by irrevocably authorizing a third party to sell Ordinary Shares (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise.
7.6Settlement of Award. Settlement of Options and SARs is subject to Section 15.

7.7 No Rights as Shareholder. A Participant shall have no rights as a shareholder with respect to Ordinary Shares covered by an Option until the Participant shall have become the holder of record of any such shares, and no adjustment shall be made for dividends in cash or other property or distributions or other rights with respect to any such Ordinary Shares for which the record date is prior to the date on which the Participant shall have become the holder of record of any such shares covered by the Option.
7.8Certain Terms Applicable to ISOs
(i)The aggregate Fair Market Value of Ordinary Shares with respect to which ISOs are exercisable for the first time by a Participant during any calendar year under the Plan and any other share option plan of FDMP or any “subsidiary corporation” (within the meaning of Section 424(f) of the Code) shall not exceed $100,000. Such Fair Market Value shall be determined as of the date on which each such ISO is granted. In the event that such aggregate Fair Market Value exceeds $100,000, then ISOs granted hereunder to such Participant shall, to the extent of such excess and in the order in which they were granted, automatically be deemed not to be ISOs, but all other terms and provisions of such ISOs shall remain unchanged.
(ii)No ISO may be granted to a Participant who is not an employee of the Company.
8.Restricted Share and Restricted Stock Unit Awards. The Board, upon the recommendation and approval of the Committee and subject to the provisions of the Plan, may grant to any Participant an Award of Restricted Shares consisting of a specified number of Ordinary Shares issued to the Participant subject to such terms, conditions and forfeiture and transfer restrictions, whether based on performance standards, periods of service or other criteria, as the Board shall establish. The Board, upon the recommendation and approval of the Committee and subject to the provisions of the Plan, may also grant Restricted Stock Units representing the right to receive Ordinary Shares in the future subject to such terms, conditions and restrictions, whether based on performance standards, periods of service or other criteria, as the Board shall establish. Section 10 sets forth additional provisions regarding performance conditions, including in case of Awards of Restricted Shares or Restricted Stock Units intended to qualify as Performance Awards. The terms of any Restricted Share and Restricted Stock Unit Awards granted under this Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Board and not inconsistent with this Plan.

9.Other Stock-Based Awards. Other Stock-Based Awards, consisting of stock purchase rights (with or without loans to Participants by the Company containing such terms as the Board, upon the recommendation and approval of the Committee, shall determine), Awards of Ordinary Shares, or Awards valued in whole or in part by reference to, or otherwise based on, Ordinary Shares, may be granted either alone or in addition to or in conjunction with other Awards under the Plan. Subject to the provisions of the Plan, the Board shall have sole and complete authority to determine the Participants to whom and the time or times at which such Awards shall be made, the number of Ordinary Shares to be granted pursuant to such Awards, and all other conditions of the Awards. Section 10 sets forth additional provisions regarding performance conditions, including in case of Other Stock-Based Awards intended to qualify as Performance Awards. Any such Award shall be confirmed by an Award Agreement executed by the Board and the Participant, which Award Agreement shall contain such provisions as the Board determines to be necessary or appropriate to carry out the intent of this Plan with respect to such Award.
10.Performance Awards.
10.1Subject to the provisions of Section 4.2 (relating to the limitations on the maximum number of Ordinary Shares that may be delivered pursuant to Awards granted under the Plan), the Committee may designate any Award as a Performance Compensation Award, the grant or vesting of which is conditioned on the achievement of one or more “Performance Goals.” The Committee may establish one or more of the following business criteria for the Company, on a consolidated basis, and/or for any Subsidiary, or for business or geographical units of the Company and/or any Subsidiary (except with respect to the shareholder return measures and earnings per share criteria), as the Performance Goals for such Performance Compensation Awards: (1) earnings per share or diluted earnings per share; (2) revenues or margins; (3) cash flow; (4) gross or net profitability/profit margins (including profitability of a product or service); (5) return measures (including return on net assets, investment, capital, equity, or sales); (6) economic value; (7) enterprise value; (8) direct contribution; (9) net income; (10) pretax earnings; (11) earnings before interest and taxes; (12) earnings before interest, taxes, depreciation and amortization; (13) earnings after interest expense and before non-recurring or special items; (14) operating income; (15) income before interest income or expense, unusual items and income taxes, local, state, federal or foreign and excluding budgeted and actual bonuses which might be paid under any ongoing bonus plans of the Company; (16) working capital; (17) costs or expenses (including specified types or categories thereof); (18) identification and/or consummation of investment opportunities or completion of specified projects, including strategic mergers, acquisitions or divestitures; (19) shareholder return measures; (20) share price; (21) debt reduction or borrowing levels; (20) improvements in capital structure; (21) sales or product volume; (22) days sales outstanding; (23) market share (in the aggregate or by segment); (24) ratios (including operating, leverage, combined); (25) book, economic book or intrinsic book value (including book value per share); (26) entry into new markets, either geographically or by business unit; (27) customer retention and satisfaction; (28) safety and accident rates; (29) strategic plan development and implementation, including turnaround plans; (30) funds from operations; (31) any other financial or operational metric selected by the Committee; or (32) any other criteria as the Committee shall determine in its discretion.
10.2Any of the above Performance Goals may be determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of companies that are selected by the Committee. The Committee may adjust the impact of one or more events or occurrences as the Committee determines appropriate, including, without limitation, (i) acquisitions, divestitures, restructurings, discontinued operations, and other unusual or non-recurring charges or extraordinary items, (ii) an event either not directly related to the operations of FDMP, any Subsidiary or any of its Affiliates, divisions, segments or operating units (to the extent applicable to such Performance Goal) or not within the reasonable control of the Company’s management, including any macroeconomic or market-driven events or (iii) a change in accounting standards required by generally accepted accounting principles.
10.3No Participant shall receive any payment under the Plan that is subject to this Section 10 unless the Committee has certified, by resolution or other appropriate action in writing, that the Performance Goals and any other material terms previously established by the Committee, have been satisfied.
11.Dividend Equivalents. In no event shall dividends or dividend equivalents be paid with respect to any Option or SAR. At the discretion of the Committee, an Award (other than an Option or SAR) may provide the Participant with the right to receive dividends or dividend equivalents with respect to the Ordinary Shares subject to any such Award for dividends declared during the period that an Award is outstanding, provided, that, any such dividends or dividend equivalents shall be subject to the same vesting conditions and risk of forfeiture as the underlying Award. Subject to the foregoing, any such dividends or dividend equivalents may be credited to an account for the Participant and may be settled in cash or Ordinary Shares, as determined by the Committee. Any such settlements, and any such crediting of dividends or dividend equivalents or reinvestment in Ordinary Shares, may be subject to such further conditions, restrictions and contingencies as the Committee shall establish, including the reinvestment of such credited amounts in stock equivalents or the withholding of such amounts, in each case subject to the same vesting conditions and risk of forfeiture as the underlying Award.
12. Effect of Termination of Service or Board Membership. Unless otherwise provided in the applicable Award Agreement, the following provisions shall apply in the event of a termination of a Participant’s service with the Company:
12.1 In the event that a Participant’s service with the Company or a Participant’s membership on the Board terminates on account of Disability or death of the Participant, (A) Options granted to such Participant, to the extent that they were exercisable at the time of such termination, shall remain exercisable until the expiration of one (1) year after such termination, on which date they shall expire, and (B) Options granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination; provided, however, that no Option shall be exercisable after the expiration of its term;
12.2In the event that a Participant’s service with the Company or a Participant’s membership on the Board is terminated for any reason other than on account of the Participant’s Disability or death, including by the Company (with or without Cause) or voluntarily by the Participant, (A) Options granted to such Participant, to the extent that they were exercisable at the time of such termination, shall remain exercisable until the expiration of ninety (90) days after such termination, on which date they shall expire, and (B) Options granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination; provided, however, that no Option shall be exercisable after the expiration of its term; and
12.3In the event that a Participant’s service with the Company or a Participant’s membership on the Board is terminated for any reason other than on account of Cause, the Committee may, subject to Section 5.2(i)E), accelerate the time or times at which such Award may become nontransferable, exercisable and/or settled, in whole in part or waive any other conditions set forth in any Award Agreement subject to such terms and conditions (including forfeiture of a proportionate number of the Restricted Shares) as the Committee shall deem appropriate.

13.Change of Control.
13.1Effect of Change of Control.
(i)Subject to the provisions of Section 4.9 (relating to the adjustment of shares), unless otherwise provided in the applicable Award Agreement or an individual employment agreement, in the event of a Change of Control, all Awards that are outstanding and unvested as of immediately prior to a Change of Control (after giving effect to any action by the Committee pursuant to Section 4.9 or Section 13.3) shall remain outstanding and unvested immediately thereafter, provided, however, that if within twenty-four (24) months following a Change of Control, a Participant’s employment or services, as applicable, with the Company and its Affiliates is terminated without Cause, then:
(A)any outstanding Options or SARs then held by Participants that are unexercisable or otherwise unvested as of the date of such termination shall automatically be deemed exercisable or otherwise vested, as the case may be, as of the date of such termination; and
(B)all other outstanding Awards (i.e., other than Options and SARs), other than Performance Awards, then held by Participants that are unexercisable, unvested or still subject to restrictions or forfeiture as of the date of such termination, shall automatically be deemed exercisable and vested and all restrictions and forfeiture provisions related thereto shall lapse as of the date of such termination.
(ii)For all Performance Awards outstanding at the Change of Control, (i) the performance period will end on the date immediately prior to such Change of Control, (ii) the Committee shall determine the actual level of achievement of performance goals based upon the Company’s audited or unaudited financial information or other information then available as the Committee deems relevant and (iii) the earned amount of performance awards will continue to be subject to any service based vesting conditions that remain in place, subject to acceleration as set forth in clause (i) above in the case of Participant’s termination without Cause within twenty-four months after a Change of Control.
13.2Substitution or Assumption. Notwithstanding Section 13.1 and unless otherwise provided in the applicable Award Agreement or an individual employment agreement, in the event of a Change of Control, unless provision is made in connection with the Change of Control for assumption or continuation of Awards previously granted or substitution of such Awards for new awards covering shares of a successor corporation or its “parent corporation” (as defined in Section 424(e) of the Code) or “subsidiary corporation” (as defined in Section 424(f) of the Code) with appropriate adjustments as to the number and kinds of shares and, if applicable, Exercise Prices, that the Committee determines will preserve the material terms and conditions of such Awards as in effect immediately prior to the Change of Control (including, without limitation, with respect to the vesting schedules, the intrinsic value of the awards (if any) as of the Change of Control, and transferability of the shares underlying such Awards) then, subject to Section 13.3:
(i)all outstanding Options or SARs then held by Participants that are unexercisable or otherwise unvested shall automatically be deemed exercisable or otherwise vested, as the case may be, as of immediately prior to such Change of Control; and
(ii)all other outstanding Awards (i.e., other than Options and SARs) then held by Participants that are unvested or still subject to restrictions or forfeiture shall automatically be deemed vested and all restrictions and forfeiture provisions related thereto shall lapse as of immediately prior to such Change of Control.

(iii)To the extent practicable, any actions taken by the Committee under this Section 13.2 shall occur in a manner and at a time which allows affected Participants the ability to participate in the Change of Control transaction with respect to the Ordinary Shares subject to their Awards or Prior Plan Awards, if any.
13.3Effect on Performance Compensation Awards. Unless otherwise provided in the applicable Award Agreement or an individual employment agreement, with respect to outstanding Performance Compensation Awards in the event of a Change of Control:
(i)any Performance Periods that would be in effect on the date the Change of Control occurs shall instead end on the date immediately prior to such Change of Control;
(ii)the Committee shall determine the actual level of achievement of the Performance Goals with respect to each such Performance Period as of the most recent practicable date prior to such Change of Control based upon the Company’s audited or unaudited financial information or other information then available as the Committee deems relevant; and
(iii)to the extent earned, such Performance Compensation Awards shall continue to be subject to any service-based vesting conditions that remain in place.
13.4Section 409A and Change of Control. Notwithstanding anything to the contrary herein and unless otherwise provided in the applicable Award Agreement or an individual employment agreement, if any amount payable pursuant to an Award constitutes deferred compensation that is subject to Section 409A of the Code, in the event of a Change of Control, to the extent provided in Section 13.2, any unvested but outstanding Awards shall automatically vest as of the date of such Change of Control and shall not be subject to the forfeiture restrictions following such Change of Control; provided that in the event that such Change of Control does not qualify as an event described in Section 409A(a)(2)(A)(v) of the Code or to the extent that payment upon such Change of Control would otherwise violate Section 409A of the Code, such Awards (and any other Awards that constitute deferred compensation that vested prior to the date of such Change of Control but are outstanding as of such date) shall not be settled until the earliest permissible payment event under Section 409A of the Code following such Change of Control.
14.Code Section 409A.
14.1The Plan is intended to comply with Code Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and administered to be in compliance therewith. If any Award constitutes a “nonqualified deferred compensation plan” under Section 409A of the Code (a “Section 409A Plan”), then the Award shall be subject to the following additional requirements, if and to the extent required to comply with Section 409A of the Code:
(i) Payments under the Section 409A Plan may not be made earlier than (A) the Participant’s “separation from service”, (B) the date the Participant becomes “Disabled”, (C) the Participant’s death, (D) a “specified time (or pursuant to a fixed schedule)” specified in the Award Agreement at the date of the deferral of such compensation, (E) a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation”, or (F) the occurrence of an “unforeseeable emergency”;
(ii) The time or schedule for any payment of the deferred compensation may not be accelerated, except to the extent provided in applicable Treasury Regulations or other applicable guidance issued by the Internal Revenue Service;

(iii) Any elections with respect to the deferral of such compensation or the time and form of distribution of such deferred compensation shall comply with the requirements of Section 409A(a)(4) of the Code;
(iv) In the case of any Participant who is a “specified employee”, a distribution on account of a “separation from service” may not be made before the date which is six months after the date of the Participant’s “separation from service” (or, if earlier, the date of the Participant’s death); and
(v) In the case of any such Awards that are payable upon a Change of Control, notwithstanding any provision of the Plan to the contrary, the Company will not be deemed to have undergone a Change of Control unless the Company has undergone a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of a corporation” within the meaning of Section 409A(a)(2)(A)(v) of the Code.
For purposes of the foregoing, the words and phrases in quotations in this Section 14.1 shall be defined in the same manner as those words and phrases are defined for purposes of Section 409A of the Code, and the limitations set forth herein shall be applied in such manner (and only to the extent) as shall be necessary to comply with any requirements of Section 409A of the Code that are applicable to the Award.
14.2Any Award Agreement for any Award that the Committee reasonably determines to constitute a Section 409A Plan, and the provisions of the Plan applicable to that Award, shall be construed in a manner consistent with the applicable requirements of Section 409A, and the Committee, in its sole discretion and without the consent of any Participant, may amend any Award Agreement (and the provisions of the Plan applicable thereto) if and to the extent that the Committee determines that such amendment is necessary or appropriate to comply with the requirements of Section 409A of the Code. Further, in the event that the Plan, any Award Agreement or any Award shall be deemed not to comply with Section 409A of the Code, then neither the Company, the Committee nor its or their designees or agents shall be liable to any Participant or other person for actions, decisions or determinations made in good faith.
15. Settlement of Awards. The obligation to make payments and distributions with respect to Awards may be satisfied through cash payments, the delivery of Ordinary Shares, the granting of replacement Awards, or combination thereof as the Committee shall determine. Satisfaction of any such obligations under an Award, which is sometimes referred to as “settlement” of the Award, may be subject to such conditions, restrictions and contingencies as the Committee shall determine. The Committee may permit or require the deferral of any Award payment, subject to applicable law, the terms of the Plan and such rules and procedures as the Committee may establish, which may include provisions for the payment or crediting of interest or dividend equivalents, and may include converting such credits into deferred stock equivalents, in each case subject to the same vesting conditions and risk of forfeiture as the underlying Award.
16.Minimum Vesting/Period of Restriction.
16.1Except (i) upon a termination of employment or (ii) pursuant to Section 13, in the event of a Participant’s termination without Cause during the twenty-four month period following the occurrence of a Change in Control, any Award (excluding, for this purpose, any Substitute Awards and Ordinary Shares issued to Eligible Persons pursuant to their election to receive Ordinary Shares in lieu of cash compensation) shall have a minimum Period of Restriction of one year, except that the Committee will be entitled to make grants of any kind of Award under the Plan without regard to the minimum Period of Restriction condition in an aggregate amount not to exceed 5% of the maximum number of Shares authorized for issuance under the Plan.

16.2For the avoidance of doubt, the minimum Period of Restriction does not apply to the Committee’s discretion to provide for accelerated exercisability or vesting of any Award upon the death or disability of a Participant, in accordance with the terms of the Plan or as set forth in the Award Agreement. In addition, the minimum vesting period shall be deemed satisfied with respect to any Award granted to a non-employee director if such Award vests on the earlier of the one-year anniversary of the date of grant and the next annual shareholder meeting.
17. Securities Matters. FDMP shall be under no obligation to effect the registration pursuant to the Securities Act of 1933, as amended, of any Ordinary Shares to be issued hereunder or to effect similar compliance under any state laws or any laws of the Cayman Islands. Notwithstanding anything herein to the contrary, FDMP shall not be obligated to cause to be issued or delivered any certificates evidencing Ordinary Shares pursuant to the Plan unless and until FDMP is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which Ordinary Shares are traded. The Board may require, as a condition of the issue and delivery of certificates evidencing Ordinary Shares pursuant to the terms hereof, that the recipient of such shares make such covenants, agreements and representations, and that such certificates bear such legends, as the Board deems necessary or desirable.
18.Rights as a Shareholder. No person shall have any rights as a shareholder with respect to any Ordinary Shares covered by or relating to any Option or any other Award granted pursuant to the Plan until the date of issue of such Ordinary Shares which shall be the date the Ordinary Shares are recorded as issued on the register of members of FDMP. Except as otherwise expressly provided in Section 13 hereof, no adjustment to any Option shall be made for dividends or other rights for which the record date occurs prior to the date of issue of such Ordinary Shares. To the extent that this Plan provides for or otherwise refers to issuance of certificates to reflect the transfer of Ordinary Shares pursuant to the terms of an Award, the transfer of such shares may be effected, in the Company’s discretion, on a book entry or such other noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange on which such shares are listed.
19.No Special Rights; No Right to Awards
19.1No Right to Continued Service. Nothing contained in the Plan or any Award shall confer upon any Participant any right with respect to the continuation of his or her employment or service with the Company, or his or her membership on the Board or interfere in any way with the right of the Board, the Company or the holders of the Ordinary Shares at any time to terminate such employment or such membership or to increase or decrease the compensation of the Participant from the rate in effect at the time of the grant of an Award.
19.2No Right to Awards. No person shall have any claim or right to receive an Award hereunder. The Board’s granting of an Award to a Participant at any time shall neither require the Board to grant an Award to such Participant or any other Participant or other person at any time nor preclude the Board from making subsequent grants to such Participant or any other Participant or other person.
20.Withholding Taxes. The Company shall be entitled, if the Board deems it necessary or desirable, to withhold (or secure payment from the Participant in lieu of withholding) the amount of any withholding or other tax required by law to be withheld or paid by the Company with respect to any amount payable and/or shares issuable under such Participant’s Award, or with respect to any income recognized upon a disqualifying disposition of shares received pursuant to the exercise of an ISO, and the Company may defer payment or issuance of the cash or shares upon exercise or vesting of an Award unless indemnified to its satisfaction against any liability for any such tax. The amount of such withholding or tax payment shall be determined by the Board and shall be payable by the Participant at such time as the Board determines in accordance with this Section . The Participant shall have the right to elect to meet his or her withholding requirement (i) by having withheld from such Award at the appropriate time that number of Ordinary Shares, rounded down to the next whole share, whose Fair Market Value is equal to the amount of withholding taxes due (determined based on statutory minimum rates to the extent necessary under any applicable accounting principles), (ii) by direct payment to the Company in cash of the amount of any taxes required to be withheld with respect to such Award or (iii) by a combination of shares and cash.
21.Termination and Amendment of the Plan
21.1General. The Board may, at any time, amend or terminate the Plan, and the Board or Committee may, at any time, amend any Award outstanding thereunder, provided that no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board; and further provided that any amendment made to comply with applicable law, tax rules, securities exchange rules or accounting rules and adjustments pursuant to Section 4.9 shall not be subject to the foregoing limitations of this Section 21. Notwithstanding the foregoing, approval of the Company’s shareholders shall be required for any amendment or alteration of the Plan if such shareholder approval is required by any federal or state law or regulation (including without limitation, Rule 16b-3 under the Exchange Act or the rules of any securities exchange or automated quotation system on which the Ordinary Shares may then be listed or quoted). Unless otherwise determined by the Committee, any amendments to the Plan will apply prospectively only.
21.2No Repricing or Exchange of Options. Notwithstanding any provision herein to the contrary, in no event shall the Board or the Committee have the power to cancel outstanding Options or SARs for the purpose of repricing, substituting for another Award, or otherwise replacing or re-granting such Options or SARs with an exercise price that is less than the exercise price of the original Option or SAR, unless such action is approved by the Company’s shareholders. For the avoidance of doubt, an adjustment to the Exercise Price made in accordance with Section 4.9 or as a result of a substitution pursuant to Section 13 shall not be considered a re-pricing for purposes of this Section 21.2
22.Transfers Upon Death
Upon the death of a Participant, outstanding Awards granted to such Participant may be exercised only by the executors or administrators of the Participant’s estate or by any person or persons who shall have acquired such right to exercise by will or by the laws of descent and distribution. No Transfer by will or the laws of descent and distribution of any Award or the right to exercise any Option shall be effective to bind the Company unless the Board shall have been furnished with (a) written notice thereof and with a copy of the will and/or such evidence as the Board may deem necessary to establish the validity of the Transfer and (b) an agreement by the Transferee to comply with all the terms and conditions of the Award and the Plan that are or would have been applicable to the Participant and to be bound by the acknowledgements made by the Participant in connection with the grant of the Award.
Except as provided in this Section 22, no Award under the Plan shall be Transferable, provided that a Non-Qualified Stock Option may be Transferable, to the extent permitted by the Board, to a Participant’s “Family Member” or as part of a charitable donation. For purposes of the Plan, “Family Member” means a person who is a spouse, former spouse, child, stepchild, grandchild, parent, step-parent, grandparent, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother, sister, brother-in-law, or sister-in-law, including adoptive relationships, of the applicable individual, any person sharing the applicable individual’s household (other than a tenant or employee), a trust in which any one or more of these persons have more than fifty percent (50%) of the beneficial interest, a foundation in which any one or more of these persons (or the applicable individual) control the management of assets, and any other entity in which one or more of these persons (or the applicable individual) own more than fifty percent (50%) of the voting interests.

23. Restrictions on Transfer. Regardless of whether the offering and sale of Ordinary Shares under the Plan have been registered under the Securities Act or have been registered or qualified under the securities laws of any state, the Company may impose restrictions upon the sale, pledge, or other transfer of such Ordinary Shares (including the placement of appropriate legends on stock certificates) if, in the judgment of the Company and its counsel, such restrictions are necessary or desirable to achieve compliance with the provisions of the Securities Act, the securities laws of any state, the United States or any other applicable foreign law.
24. Further Assurances. As a condition to receipt of any Award under the Plan, a Participant shall agree, upon demand of the Company, to do all acts and execute, deliver and perform all additional documents, instruments and agreements which may be reasonably required by the Company, to implement the provisions and purposes of the Plan.
25.Return of or Reduction in the Award
In the event that it is determined by the Committee and ratified by the Board that distribution, payment or issuance of an Award was, in whole or in part, based on incorrect data (including financial results which pursuant to applicable laws, rules, regulations or applicable accounting principles are required to be restated), the Participant shall return to the Company the overpayment amount, where the overpayment amount shall be equal to the Award distributed or otherwise paid to the Participant, reduced by the Award the Participant would have received had the correct data been used in the calculation of the Award. The determinations made by the Committee and ratified by the Board pursuant to this Section 25 shall be conclusive and binding on the Participant unless reached in an arbitrary and capricious manner. The Company shall have the right to offset any amounts due it under this provision from any amounts due Participant from any other incentive compensation or equity award plans in which Participant participates.
In addition, to the extent permitted by applicable law and as set forth in the applicable Award Agreement, the Board may determine that an Award shall be subject to the requirements of (i) Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations thereunder, (ii) similar rules under the laws of any other jurisdiction, (iii) any compensation recovery policies adopted by the Company to implement any such requirements or (iv) any other compensation recovery policies as may be adopted from time to time by the Company, all to the extent determined by the Board in its discretion to be applicable to a Participant.
26.General Provisions.
26.1Applicable Law. The Plan and all Award Agreements shall be governed by and construed in accordance with the laws of the State of Florida, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.
26.2Non-U.S. Laws. The Committee shall have the authority to adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of foreign countries in which the Company may operate to assure the viability of the benefits from Awards granted to Participants performing services in such countries and to meet the objectives of the Plan.
26.3Legality of Issuance. Notwithstanding any provision of this Plan or any applicable Award Agreement to the contrary, the Board shall have the sole discretion to impose such conditions, restrictions and limitations (including suspending exercises of Options and the tolling of any applicable exercise period during such suspension) on the issuance of Ordinary Shares with respect to any Award unless and until the Board determines that such issuance complies with (i) any applicable registration requirements under the Securities Act of 1933, as amended (the “Securities Act”) (or the Board has determined that an exemption therefrom is available), (ii) any applicable listing requirement of any stock exchange on which the Ordinary Shares is listed, (iii) any applicable Company policy or administrative rules, and (iv) any other applicable provision of state, federal or foreign law, including foreign securities laws where applicable.
26.4No Fractional Shares. No fractional Ordinary Shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, an additional Ordinary Share or Award, or other property shall be issued or paid in lieu of fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.
26.5Severability. In the event that any provision of this Plan is found to be invalid or otherwise unenforceable under any applicable law, such invalidity or unenforceability will not be construed as rendering any other provisions contained herein as invalid or unenforceable, and all such other provisions will be given full force and effect to the same extent as though the invalid or unenforceable provision was not contained herein.
26.6Limitation of Implied Rights.
(i)Neither a Participant nor any other person shall, by reason of participation in the Plan, acquire any right in or title to any assets, funds or property of the Company whatsoever, including, without limitation, any specific funds, assets, or other property which the Company, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the Ordinary Shares or amounts, if any, payable under the Plan, unsecured by any assets of the Company, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company shall be sufficient to pay any benefits to any person.
(ii)The Plan does not constitute a contract of employment, and selection as a Participant will not give such Participant the right to be retained in the employ or service of the Company, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Except as otherwise provided in the Plan or any Award Agreement, no Award under the Plan shall confer upon the holder thereof any rights as a shareholder of the Company prior to the date on which the individual fulfills all conditions for receipt of such rights.
26.7Successors. All of the obligations of the Company under the Plan and any Award Agreement shall be binding upon any successor corporation or organization resulting from the merger, amalgamation, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.
26.8Gender and Number, Titles and Headings. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings shall control.